Exhibit 99.1

For Immediate Release

ALLERGAN STREAMLINES EUROPEAN RESEARCH AND DEVELOPMENT AND SELECT
COMMERCIAL OPERATIONS TO ENHANCE GLOBAL PRODUCT DEVELOPMENT

(IRVINE, Calif., January 18, 2005) — Allergan, Inc. (NYSE: AGN) announced today plans to streamline its Research and Development (R&D) and select commercial activities throughout Europe into Allergan’s facilities in the United Kingdom, Ireland and United States. The Company’s decision to streamline these operations is in keeping with its long-term strategic plan to focus its resources on developing new products with high-market potential and to continue its significant growth and increase its competitiveness as a global specialty pharmaceutical company.

Further integration of Allergan’s European R&D programs is expected to result in:

•	A scalable, lower-cost European R&D organization with increased clinical development efficiency;

•	A strengthening of the Company’s clinical development and regulatory infrastructure in Europe; and

•	A reduction in time to bring new products to market with a focus on high-value, innovative compounds.

“The streamlining of our European R&D operations should enable us to further integrate and strengthen our global R&D business model. The integration of our commercial activities is also expected to generate efficiencies and savings that we plan to re-invest into Allergan’s businesses,” said David E.I. Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer. “These activities will seek to optimize operations and improve resource allocation by creating a lower-cost business model.”

Allergan currently estimates that it will incur non-recurring pre-tax charges and capital expenditures of between $50 million and $60 million in connection with the restructuring and related activities. This amount is expected to be incurred beginning in the first quarter of 2005 up through and including the second quarter of 2006. The annual operating cost reductions are currently estimated to be between $6 million and $9 million per year. Allergan does not expect any impact from this transaction on Allergan’s 2004 guidance, its ongoing guidance or on the number of its European sales force positions. The savings realized from the transaction will be principally re-invested into Allergan’s businesses and into serving Allergan’s customers.

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Forward-Looking Statements

In this press release, the statements regarding new product development, market potential, expected growth, competitiveness, efficiencies, costs, savings and reinvestment plans, as well as the outlook for Allergan’s earnings per share and revenue forecasts, and the statements from Mr. Pyott, among other statements above, are forward-looking statements. Because forecasts are inherently estimates that cannot be made with precision, Allergan’s performance at times differs materially from its estimates and targets, and Allergan often does not know what the actual results will be until after a quarter’s end and year’s end. Therefore, Allergan will not report or comment on its progress during a current quarter. Any statement made by others with respect to progress during a current quarter cannot be attributed to Allergan.

Any other statements in this press release that refer to Allergan’s expected, estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect Allergan’s current analysis of existing trends and information and represent Allergan’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting Allergan’s businesses, including, among other things, changing competitive, market and regulatory conditions; the timing and uncertainty of the results of both the research and development and regulatory processes; domestic and foreign health care and cost containment reforms; technological advances and patents obtained by competitors; the performance, including the approval, introduction, and consumer and physician acceptance, of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of any pending litigations, investigations or claims; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; and Allergan’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner. In addition, matters generally affecting the economy, such as changes in interest and currency exchange rates; international relations; and the state of the economy worldwide, can materially affect Allergan’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Allergan expressly disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2003 Form 10-K and the Company’s Form 10-Q for the quarter ended September 24, 2004. Copies of Allergan’s press releases and additional information about Allergan is available on the World Wide Web at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.

About Allergan, Inc.

Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator, skin care and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.

Allergan Contacts

Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Ashwin Agarwal (714) 246-4582 (investors)
Stephanie Fagan (714) 246-5232 (media)

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